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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Selected Financial Information" and the caption "Experts" and to the use of our reports
(a) dated January 31, 1996 (except for Note 13, as to which the date is March 4, 1996) with respect to the consolidated financial statements and financial statement schedules of Patriot American Hospitality, Inc., (b) dated February 16, 1996 with respect to the combined financial statements of the Initial Hotels, (c) dated March 5, 1996 with respect to the financial statements and financial statement schedule of Buckhead Hospitality Joint Venture, (d) dated March 1, 1996 (except for Note 7, as to which the date is April 2, 1996) with respect to the combined financial statements and financial statement schedule of Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership,
(e) dated February 28, 1996 (except for Note 5, as to which the date is April 2, 1996) with respect to the Statement of Direct Revenue and Direct Operating Expenses of Plaza Park Suites Hotel, (f) dated February 26, 1996 (except for
Note 5, as to which the date is April 2, 1996) with respect to the Statement of Direct Revenue and Direct Operating Expenses of Roosevelt Hotel, and (g) dated March 1, 1996 with respect to the Statement of Direct Revenue and Direct Operating Expenses of Lexington Hyatt Regency Hotel, all of which are included in the Registration Statement (Form S-11) and related Prospectus of Patriot American Hospitality, Inc. for the registration of 3,400,000 shares of its common stock.

                                          Ernst & Young LLP

Dallas, Texas
May 22, 1996